Exhibit 8.1

                    [WILLKIE FARR & GALLAGHER LLP LETTERHEAD]






July 16, 2004

CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
CBL Center
Chattanooga, Tennessee 37421-6000

Ladies and Gentlemen:

You have requested our opinion as special tax counsel to CBL & Associates Properties, Inc. (the "Company") concerning certain federal income tax issues related to the registration, issuance and sale of 262,818 shares of the Company's Common Stock by means of a prospectus (the "Prospectus") filed as part of the registration statement filed by the Company with the Securities and Exchange Commission on July 16, 2004 (the "Registration Statement"). This opinion is based on various facts and assumptions, including the facts set forth in the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate dated July 16, 2004 and certain other records, documents, agreements and instruments as we have deemed necessary. Capitalized terms not defined herein shall have the meaning given them in the Prospectus.

To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies and
(iii) the genuineness of all signatures. We have also assumed that any statement made in any of the documents referred to herein "to the knowledge of" or "to the best of the knowledge of" any person or party or similarly qualified is correct without such qualification.

Based on such facts, assumptions and representations, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the next paragraph below, as of the date hereof, we are of the opinion that, for federal income tax purposes under current law, the statements made in the Prospectus under the caption "Federal Income Tax Considerations," insofar as such statements constitute a summary of matters of law or legal conclusions, are accurate summaries in all material respects.

CBL
July 16, 2004
Page 2


These opinions are given as of the date hereof and are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any material variation or material difference in the facts from those set forth in the letters and/or certificates from the Company or any other facts, assumptions or materials referred to above, may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet--through actual annual operating and other results--requirements under the Code, among other things, regarding distribution levels, the gross income and asset tests, and diversity of stock ownership, the results of which have not been and will not be reviewed by Willkie Farr & Gallagher LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. While we are rendering an opinion regarding the accuracy of the statements set forth in the discussion of "Federal Income Tax Considerations" in the Prospectus, such statements are based upon the Company's representation that it has qualified, and will operate in a manner so as to continue to qualify, to be treated as a REIT for United States federal income tax purposes. We are not hereby rendering an opinion regarding the Company's tax status as a REIT.

No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

This opinion letter has been prepared for your use in connection with the filing of the Prospectus on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of the firm therein.


Very truly yours,

/s/ Willkie Farr & Gallagher LLP